Ex. 3.1
                          PROVINCE OF BRITISH COLUMBIA
                                   COMPANY ACT
                                   -----------

                               ALTERED MEMORANDUM
           (as altered by Directors' Resolution passed June 11, 1997)
                                       OF
                            ANTIGUA ENTERPRISES INC.

1.       The name of the Company is "ANTIGUA ENTERPRISES INC.".

2. The authorized capital of the Company consists of Three Hundred and Thirty Million (330,000,000) shares divided into:

         (a) Three Hundred Million (300,000,000) Common shares without par value; and

         (b)      Thirty  Million  (30,000,000)  Preferred  shares  without  par value, having attached thereto the Special Rights and Restrictions set forth in Part 26 of the Articles of the Company, of which:

                  (i) Ten Million (10,000,000) shares are designated as Convertible Preferred Shares Series A having attached thereto the Special Rights and Restrictions set forth in Part 26.3 of the Articles of the Company as adopted by the resolutions of the Directors of the Company of today's date.